EXHIBIT 99.1
                                 PR NEWS RELEASE

Gateway Energy Corporation
500 Dallas Street, Suite 2615
Houston, TX  77002


FOR IMMEDIATE RELEASE:

GATEWAY ENERGY CORPORATION ANNOUNCES SALE OF FORT COBB FUEL AUTHORITY

HOUSTON, TEXAS, April 16, 2007. Gateway Energy Corporation (OTCBB: GNRG) ("Gateway") today announced that it has entered into an agreement to sell Fort Cobb Fuel Authority ("Fort Cobb"), its wholly-owned subsidiary, and related pipeline assets, to Navitas Assets, LLC, for a purchase price of consisting of $2,585,000, plus the net working capital of Fort Cobb. In addition, Gateway will be released from its guarantee of approximately $200,000 of bank debt owed by Fort Cobb. The sale is subject to regulatory approval by the Oklahoma Corporation Commission and closing is expected to occur during the second quarter of 2007.

         Fort Cobb is a local distribution company serving approximately 1,800 agricultural and residential customers in Caddo and Washita counties in Oklahoma. Fort Cobb owns and operates approximately 619 miles of pipeline and related facilities normally associated with distribution systems.

         Robert Panico, Chief Executive Officer of Gateway, stated "The sale of Fort Cobb Fuel Authority is consistent with our stated business objective of focusing on the mid-stream sector of the energy industry. While Fort Cobb has recently recognized stronger performance, its operations are in the distribution sector and we have determined that Fort Cobb was not consistent with Gateway's long-term business strategy. The funds provided by the sale will be used to pursue opportunities in the mid-stream sector and improve our ability to raise capital from third parties on favorable terms."

         Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas and Oklahoma and offshore Texas and in federal waters of the Gulf of Mexico.


Contact: Carolyn Miller - (713) 336-0844.
Website: www.gatewayenergy.com
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